Exhibit 10.12d

THIRD AMENDMENT TO LEASE – EXPANSION

THIS THIRD AMENDMENT is executed at Salt Lake City, Utah between Salt Lake Research Park Associates, a New Mexico Limited Partnership, by BGK Realty. Inc, a Delaware Corporation, as General Partner, Landlord, and NPS Pharmaceuticals, Inc., a Delaware Corporation, Tenant, for the premises located at 420 Chipeta Way, Suites 140, 200 & 202 Salt Lake Citv, Utah 84108.

Landlord and Tenant being parties to that certain Lease dated June 3, 1994 hereby express their mutual desire and intent to increase the rentable area of the Leased Premises by 604 square feet (hereafter referred to as “Expansion Space”) effective March 1, 1997 and amend by this writing those terms, covenants as hereinafter provided.

Section 2. Leased Premises and Rentable Area. This Section shall be adjusted to provide as follows: That portion of the 1st floor of the building more fully shown on the Floor Plan attached hereto as Exhibit “A” – Expansion Space. The Rentable Area of the Premises shall hereafter mean: approximately 44,791 square feet.

Section 4. Term. The term for the Expansion Space shall be coterminous with the existing Lease.

Section 5. Rent. This Section shall be adjusted to provide as follows: The Rent for the Expansion Space shall be Six Thousand Forty and No/100 Dollars ($6,040.00) per annum, payable in monthly installments in the amount of Five Hundred Three and 33/100 Dollars ($503.33) in lawful money of the United States.

Section 7. Operating Expenses. Tenant's Proportionate Share shall be adjusted to 39.9%.

Tenant agrees to accept the Expansion Space in its “as is” condition, except that Landlord will provide Tenant with an improvement allowance of $3.00 per square foot or $1,812.00 for the purpose of making improvements to the Expansion Space. All costs in excess of the $3.00 improvement allowance shall be the sole responsibility of Tenant.

Except as modified herein, all terms and conditions of the Office Lease shall remain in full force and effect.

Landlord:	Tenant:

Salt Lake Research Park Associates, a New Mexico Limited Partnership	NPS Pharmaceuticals, Inc., a Delaware Corporation

By: BGK Realty, Inc.
Its: General Partner

By: /s/ Cheryl S. Willoughby	By: /s/ Robert K. [Illegible]
Title: Senior Vice President	Title: Vice President, Finance
Execution Date: March 6, 1997	Execution Date: March 3, 1997